UNITED STATES
                        SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934*


                      EDUCATIONAL VIDEO CONFERENCING, INC,
                                (Name of Issuer)


                                  COMMON STOCK
                                $.0001 PAR VALUE
                         (Title of Class of Securities)


                                    281505107
                                 (CUSIP Number)


                                 April 13, 2000
             (Date of Event Which Requires Filing of this Statement)
                               February 14, 2000

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.  281505107                Schedule 13G               Page 2 of 9 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Dr. Arol I. Buntzman
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)[x]
                                                              (b)[ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
         NUMBER        5)     SOLE VOTING POWER
           OF
         SHARES               1,276,834
      BENEFICIALLY     ---------------------------------------------------------
        OWNED BY       6)     SHARED VOTING POWER
         EACH
       REPORTING              0
        PERSON         ---------------------------------------------------------
         WITH          7)     SOLE DISPOSITIVE POWER

                              772,561
                       ---------------------------------------------------------
                       8)     SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,276,834
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         29.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No.  281505107              Scheduele 13G                Page 3 of 9 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Dr. John J. McGrath
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)[x]
                                                              (b)[ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
         NUMBER        5)     SOLE VOTING POWER
           OF
         SHARES               0
      BENEFICIALLY     ---------------------------------------------------------
        OWNED BY       6)     SHARED VOTING POWER
         EACH
       REPORTING              0
        PERSON         ---------------------------------------------------------
         WITH          7)     SOLE DISPOSITIVE POWER

                              420,146
                       ---------------------------------------------------------
                       8)     SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         420,146
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.7%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No.  281505107           Schedule 13G                    Page 4 of 9 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Richard Goldenberg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)[x]
                                                              (b)[ ]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
         NUMBER        5)     SOLE VOTING POWER
           OF
         SHARES               0
      BENEFICIALLY     ---------------------------------------------------------
        OWNED BY       6)     SHARED VOTING POWER
         EACH
       REPORTING              0
        PERSON         ---------------------------------------------------------
         WITH          7)     SOLE DISPOSITIVE POWER

                              84,127
                       ---------------------------------------------------------
                       8)     SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         84,127
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES       |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No.  281505107           Schedule 13G                    Page 5 of 9 Pages
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer.

                  Educational Video Conferencing, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices.

                  35 East Grassy Sprain Road, Suite 200
                  Yonkers, NY 10710

Item 2(a).        Names of Persons Filing.

          (i). Dr. Arol I. Buntzman, who is Chief Executive Officer and Chairman of the Board of Educational Video Conferencing, Inc. ("EVCI").

          (ii).   Dr. John J. McGrath, who is President of EVCI.

          (iii).  Richard  Goldenberg  and  Mrs.  Bonnie   Goldenberg.   Richard
                  Goldenberg is Chief Financial Officer of EVCI.

Item 2(b).        Address of Principal Business Office or, if None, Residence.
                  For each filing person:

                  35 East Grassy Sprain Road, Suite 200
                  Yonkers, NY 10710

Item 2(c).        Citizenship.

                  Drs. Buntzman and McGrath and Mr. and Mrs. Goldenberg are citizens of the United States.

Item 2(d)         Title of Class of Securities.

                  Common Stock, par value $0.0001 per share.

Item 2(e).        Cusip Number.

                  281505107

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13-2(b), Check Whether the Person Filing is a:

(a)        |_|    Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

(b)        |_|    Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)        |_|    Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

(d)        |_|    Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

(e)        |_|    Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)        |_|    An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

(g)        |_|    A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

(h)        |_|    A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;

(i)        |_|    A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;

(j)        |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Cusip No.  281505107           Schedule 13G                    Page 6 of 9 Pages
--------------------------------------------------------------------------------

Item 4.           Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

I.       Dr. Arol I. Buntzman

a.       Amount Beneficially Owned:         1,276,834 shares

b.       Percent of class: 29.4%

c.       Number of shares as to which such person has:


         i.       Sole power to vote or to direct the vote.:

                  1,276,834

         ii.      Shared power to vote or to direct the vote:

                  0

         iii.     Sole power to dispose or to direct the disposition of:

                  772,561

         iv.      Shared power to dispose or to direct the disposition of:

                  0

II.      Dr. John J. McGrath

a.       Amount Beneficially Owned:   420,146 shares

b.       Percent of class: 9.7%

c.       Number of shares as to which such person has:


         i.       Sole power to vote or to direct the vote:

                  0

         ii.      Shared power to vote or to direct the vote:

                  0

         iii.     Sole power to dispose or to direct the disposition of:

                  420,146

         iv.      Shared power to dispose or to direct the disposition of:

                  0

III.     Richard Goldenberg and Bonnie Goldenberg

a.       Amount Beneficially Owned:         84,127 shares

b.       Percent of class: 1.9%

c.       Number of shares as to which such person has:

         i.       Sole power to vote or to direct the vote:

                  0

         ii.      Shared power to vote or to direct the vote:

                  0

         iii.     Sole power to dispose or to direct the disposition of:

                  84,127

Cusip No.  281505107           Schedule 13G                    Page 7 of 9 Pages
--------------------------------------------------------------------------------
         iv.      Shared power to dispose or to direct the disposition of:

                  0

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_| Not applicable

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Dr. Buntzman has the right to direct the vote of the shares of common stock owned by Dr. McGrath and by Mr. and Mrs. Richard Goldenberg until December 31, 2001 pursuant to agreements with them.

                  See Exhibit 1.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.

Cusip No.  281505107           Schedule 13G                    Page 8 of 9 Pages
--------------------------------------------------------------------------------
                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement regarding me is true, complete and correct.


April 13, 2000
-----------------------------
Date

                                             /s/ Dr. Arol I. Buntzman
                                             -----------------------------
                                             Name:  Dr. Arol I. Buntzman



                                             /s/ Dr. John J. McGrath
                                             -----------------------------
                                             Name:  Dr. John J. McGrath



                                             /s/ Richard Goldenberg
                                             -----------------------------
                                             Name:  Richard Goldenberg


                                             /s/ Bonnie Goldenberg
                                             -----------------------------
                                             Name: Bonnie Goldenberg

Cusip No.  281505107           Schedule 13G                    Page 9 of 9 Pages
--------------------------------------------------------------------------------

Exhibit 1 - Group Members

         Pursuant  to Item 8, the  members  of the group  that have  filed  this
Schedule 13G pursuant to Rule 13d-1(d) are:

                  (i).     Dr. Arol I. Buntzman

                  (ii).    Dr. John J. McGrath

                  (iii).   Richard Goldenberg and Bonnie Goldenberg